UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: November 5, 2007
(Date of earliest event reported)
CA, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-9247 (Commission File Number)	13-2857434 (IRS Employer Identification No.)

One CA Plaza Islandia, New York (Address of Principal Executive Offices)	11749 (Zip Code)
(631) 342-6000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1 Press Release, dated November 5, 2007

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 5, 2007, CA, Inc. (the “Company”) announced the election of Marc F. Stoll as Senior Vice President and Corporate Controller, who will also serve as the Company’s principal accounting officer, effective November 5, 2007. Mr. Stoll is not receiving any additional compensation or benefits for his service in the Controller role. However, he is being asked to relocate to the Company’s Islandia, New York offices to perform his new role and in connection with this relocation, he may receive relocation benefits, including reimbursement for rental expenses, not greater in amount than would be generally available to employees similarly situated under the Company’s relocation policies.
Prior to becoming the Company’s Senior Vice President and Corporate Controller, Mr. Stoll served as the Company’s Senior Vice President — Finance from August 2006, reporting directly to the Company’s Chief Financial Officer and responsible for all aspects of the Company’s Financial Planning and Analysis, Treasury, Tax and Corporate Business Development departments. From June 2004 to August 2006, Mr. Stoll served as the Company’s Senior Vice President — Strategic Finance, responsible for quantitatively assessing and financially pricing the impact of corporate actions and competitive response. From September 2002 to June 2004, Mr. Stoll was Vice President — Technology Equity Research for Julius Baer Investment Management, a private asset management company, where he was responsible for large-cap buy-side equity research.
A copy of the press release issued by the Company is attached hereto as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 5, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, INC.
Date: November 5, 2007	By:	/s/ Kenneth V. Handal
Kenneth V. Handal,
Executive Vice President, Global Risk and Compliance, Chief Compliance Officer, and Corporate Secretary